Exhibit 99.1
United Fire Group, Inc. Reports Second Quarter 2017 Results

CEDAR RAPIDS, Iowa - (GLOBE NEWSWIRE) - United Fire Group, Inc. (Nasdaq: UFCS),
August 2, 2017 - FOR IMMEDIATE RELEASE

Consolidated Financial Results - Highlights:

Three Months Ended June 30, 2017		Six Months Ended June 30, 2017
Net income per diluted share(1)	$0.12	Net income per diluted share(1)	$0.89
Operating income(2) per diluted share(1)	$0.05	Operating income(2) per diluted share(1)	$0.72
Net realized investment gains per share(1)	$0.07	Net realized investment gains per share(1)	$0.17
GAAP combined ratio	107.2%	GAAP combined ratio	102.0%
		Book value per share	$38.46
		Return on equity(3)	4.8%

United Fire Group, Inc. (the “Company” or "UFG") (Nasdaq: UFCS) today reported consolidated net income, including net realized investment gains and losses, of $3.0 million ($0.12 per diluted share) for the three-month period ended June 30, 2017 (the "second quarter"), compared to consolidated net income of $3.1 million ($0.12 per diluted share) for the same period in 2016. For the six-month period ended June 30, 2017 ("year-to-date"), consolidated net income, including net realized investment gains and losses, was $22.9 million ($0.89 per diluted share), compared to $25.5 million ($1.00 per diluted share) for the same period in 2016.

The Company reported consolidated operating income(2) of $0.05 per diluted share for the second quarter, compared to consolidated operating income of $0.08 per diluted share for the same period in 2016. Year-to-date, consolidated operating income was $0.72 per diluted share compared to consolidated operating income of $0.91 per diluted share for the same period in 2016.

"Our second quarter 2017 net income was comparable to the second quarter of the prior year. In both periods, we had an elevated level of losses in our property and casualty segment. However, in second quarter of 2016, losses were driven by an elevated level of catastrophe losses and in second quarter 2017, losses were driven by an increase in frequency and severity of commercial auto losses," stated Randy A. Ramlo, President and Chief Executive Officer. "We are disappointed we are not making progress in our commercial auto line. We will continue to take more aggressive action until we see improvement, focusing on rate increases, additional tightening of underwriting guidelines and loss control requirements, along with implementing new analytical tools. These initiatives will take some time before we realize the positive impact in our financial results."

Consolidated net premiums earned and total revenues increased 3.8 percent and 4.5 percent, respectively, in the six-month period ended June 30, 2017 as compared to the same periods of 2016. This growth is relatively in-line with our expectation of 4.0 percent to 6.0 percent growth for full year 2017.
____________________
(1) Per share amounts are after tax.
(2) Operating income (loss) is a commonly used non-GAAP financial measure of net income (loss) excluding realized investment gains and losses and related federal income taxes. Management evaluates this measure and ratios derived from this measure and the Company provides this information to investors because we believe it better represents the normal, ongoing performance of our business. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
(3) Return on equity is calculated by dividing annualized net income by average year-to-date equity.

The Company recognized consolidated net realized investment gains of $2.7 million during the second quarter, compared to consolidated net realized investment gains of $1.6 million for the same period in 2016.

Consolidated net investment income was $24.6 million for the second quarter, an increase of 0.4 percent, as compared to net investment income of $24.5 million for the same period in 2016. Year-to-date, consolidated net investment income was $49.6 million, compared to net investment income of $46.7 million for the same period in 2016. The increase in net investment income for the quarter was primarily driven by the change in the value of our investments in limited liability partnerships and not due to a change in our investment philosophy. The valuation of these investments in limited liability partnerships varies from period to period due to current equity market conditions, specifically related to financial institutions.

Consolidated net unrealized investment gains, net of tax, totaled $160.0 million as of June 30, 2017, an increase of $26.2 million or 19.5 percent from December 31, 2016. The increase in net unrealized investment gains is primarily the result of a decrease in interest rates, which positively impacted the valuation of our fixed maturity security portfolio during 2017 and, to a lesser extent, an increase in the fair value of our equity security portfolio.

Total consolidated assets as of June 30, 2017 were $4.2 billion, which included $3.3 billion of invested assets. The Company's book value per share was $38.46, which is an increase of $1.42 per share or 3.8 percent from December 31, 2016 and is primarily attributed to net income of $22.9 million and an increase in net unrealized investment gains of $26.2 million, net of tax, during the first six months of 2017, partially offset by shareholder dividends of $13.4 million.

The annualized return on equity was 4.8 percent for the six-month period ended June 30, 2017.

Property and Casualty Segment

Net income for the property and casualty insurance segment, including net realized investment gains and losses, totaled $0.1 million ($0.01 per diluted share) for the second quarter, compared to net income of $3.4 million ($0.13 per diluted share) in the same period in 2016. Year-to-date, net income for the property and casualty insurance segment, including realized investment gains and losses, totaled $18.7 million ($0.73 per diluted share), compared to net income of $25.5 million ($1.00 per diluted share) in the same period of 2016.

Net premiums earned increased 5.6 percent to $245.2 million in the second quarter, compared to $232.3 million in the same period of 2016. Year-to-date, net premiums earned increased 6.4 percent to $481.7 million, compared to $452.5 million in the same period of 2016. The increases in both the three- and six-month periods ended June 30, 2017 were due to continued organic growth from new business writings and geographical expansion.

Overall average renewal pricing change for commercial lines was nearly flat, with pricing varying depending on the region and size of the account. Commercial auto and commercial property rate increases continue to be in the mid to upper single digits with negative rate changes for our workers compensation line of business. Overall average renewal pricing change for personal lines was in the low single digits.

Reserve development

The property and casualty insurance segment experienced favorable development in our net reserves for prior accident years of $16.3 million in the three-month period ended June 30, 2017, compared to $2.5 million in the same period in 2016. Year-to-date, favorable development in our net reserves for prior accident years was $41.2 million, compared to $26.4 million in the same period of 2016. The favorable reserve development in both the three- and six-month periods ended June 30, 2017 is primarily from two lines of business, other liability and workers compensation, partially offset by reserve strengthening in our commercial fire and allied lines of business. Development amounts can vary significantly from quarter-to-quarter and year-to-year depending on a number of factors, including the number of claims settled and the settlement terms. At June 30, 2017, our total reserves were within our actuarial estimates.

GAAP combined ratio

The GAAP combined ratio increased by 2.4 percentage points to 107.2 percent for the second quarter, compared to 104.8 percent for the same period in 2016. Year-to-date, the GAAP combined ratio increased by 3.3 percentage points to 102.0 compared to 98.7 percent for the same period in 2016. The increase in the combined ratio is primarily driven by a deterioration in our core loss ratio in our commercial automobile line of business, which experienced an increase in frequency and severity of losses.

Catastrophe losses totaled $28.3 million ($0.72 per diluted share) for the second quarter, compared to $35.5 million ($0.90 per diluted share) for the same period in 2016. Year-to-date, catastrophe losses totaled $38.1 million ($0.96 per diluted share after tax), compared to $39.9 million ($1.01 per diluted share) for the same period in 2016.

"Catastrophe losses were in-line with our 10-year historical average catastrophe load for the second quarter," stated Ramlo. "On average for second quarter, catastrophe losses typically add an average of 11.3 percentage points to the combined ratio. In the second quarter of 2017, catastrophe losses added 11.6 percentage points to the combined ratio. As a reminder, second and third quarters are typically the most significant quarters with storms and catastrophic events in geographic areas where we conduct much of our business due to spring and summer convective storms and hurricanes."

Expense Levels

The expense ratio for the second quarter was 30.3 percentage points, compared to 30.3 percentage points for the second quarter of 2016.

"This is the 5th consecutive quarter that we have maintained an expense ratio of 30.3 percentage points or lower," commented Ramlo. "Our expense ratio continues to meet our expectations."

Life Segment

The life insurance segment had net income of $2.8 million ($0.11 per diluted share) for the second quarter, compared to a net loss of $0.3 million ($0.01 per diluted share) for the second quarter of 2016. Year-to-date, net income for the life insurance segment totaled $4.2 million ($0.16 per share) compared to $0.1 million ($0.00 per share).

"As we have mentioned the past few quarters, we are focusing on our strategy of improving profitability in our life segment," stated Ramlo. "Our strategy included pricing changes and restructuring of our commissions which occurred at the beginning of this year. We are beginning to see some positive momentum in our life segment as a result of the strategies we have put in place."

Net premiums earned decreased 32.4 percent to $14.3 million for the second quarter, compared to $21.2 million for the second quarter of 2016. The decrease was primarily due to a decline in sales of single premium whole life policies. Year-to-date, net premiums earned decreased 24.9 percent to $31.8 million, compared to $42.3 million for the same period of 2016. The decrease was primarily due to a decrease in sales of single premium whole life policies.

Net investment income decreased 3.6 percent to $12.4 million for the second quarter, compared to $12.9 million for the second quarter of 2016. Year-to-date, net investment income decreased 3.4 percent to $24.9 million, compared to $25.7 million for the same period in 2016. The decrease is due to declining reinvestment interest rates and a decrease in the size of the investment portfolio.

Losses and loss settlement expenses increased $1.8 million and $3.9 million for the three- and six-month periods ended June 30, 2017, respectively, compared to the same period in 2016. The increase in the three- and six-month periods ended June 30, 2017 was due to an increase in death benefits paid.

The increase in liability for future policy benefits decreased by $10.7 million and $14.7 million during the three- and six-month periods ended June 30, 2017, respectively, compared to the same periods in 2016, due to a decrease in sales of single premium whole life policies.

Deferred annuity deposits decreased 16.4 and 21.2 percent for the three- and six-month periods ended June 30, 2017, compared to the same periods of 2016. We continue to execute our strategy to maintain profitability rather than market share and to maintain our targeted spreads on our annuity block of business. Net cash outflow related to our annuity business was $19.4 million for the second quarter compared to a net cash outflow of $20.1 million in the same period in 2016.

Capital Management

During the second quarter, we declared and paid a $0.28 per share cash dividend to shareholders of record on June 1, 2017. We have paid a quarterly dividend every quarter since March 1968.

Under our share repurchase program, we may purchase the Company's common stock from time to time on the open market or through privately negotiated transactions. The amount and timing of any purchases will be at management's discretion and will depend upon a number of factors, including the share price, general economic and market conditions, and corporate and regulatory requirements. As of June 30, 2017, we are authorized by the Board of Directors to purchase an additional 2,441,863 shares of common stock under our share repurchase program, which expires in August 2018. During the second quarter, 361,627 shares were repurchased under the program at a total cost of $15.4 million and an average share price of $42.68.

Earnings Call Access Information

An earnings call will be held at 9:00 a.m. Central Time on August 2, 2017 to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the Company's second quarter 2017 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723. The event will be archived and available for digital replay through August 16, 2017. The replay access information is toll-free 1-877-344-7529; conference ID no. 10109559.

Webcast: An audio webcast of the teleconference can be accessed at the Company's investor relations page at
http://ir.unitedfiregroup.com/event or http://services.choruscall.com/links/ufcs170802. The archived audio webcast will be available until August 16, 2017.

Transcript: A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

About United Fire Group, Inc.

Founded in 1946 as United Fire & Casualty Company, United Fire Group, Inc., through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. A.M. Best Company assigns a rating of “A” (Excellent) for the members of United Fire & Casualty Group.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,500 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about United Fire Group, Inc. visit www.ufginsurance.com or contact:

Randy Patten, AVP of Finance and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com

Disclosure of Forward-Looking Statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intends(s)," "plan(s)," "believe(s)" "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "remain optimistic," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission ("SEC") on February 28, 2017. The risks identified in our Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures

The Company prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP"). Management also uses certain non-GAAP measures to evaluate its operations and profitability. As further explained below, management believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: operating income and net premiums written. The Company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Operating income: Operating income is calculated by excluding net realized investment gains and losses after applicable federal and state income taxes from net income. Management believes operating income is a meaningful measure for evaluating insurance company performance. Investors and equity analysts who invest and report on the insurance industry and the Company generally focus on this metric in their analyses because it represents the results of the Company's normal, ongoing performance. The Company recognizes that operating income is not a substitute for measuring GAAP net income, but believes it is a useful supplement to GAAP information.

Net Income Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %	2017	2016	Change %
Income Statement Data
Net income	$2,958	$3,114	(5.0)%	$22,894	$25,541	(10.4)%
Less: after-tax net realized investment gains	1,742	1,037	68.0%	4,312	2,373	81.7%
Operating income	$1,216	$2,077	(41.5)%	$18,582	$23,168	(19.8)%
Diluted Earnings Per Share Data
Net income	$0.12	$0.12	—%	$0.89	$1.00	(11.0)%
Less: after-tax net realized investment gains	0.07	0.04	75.0%	0.17	0.09	88.9%
Operating income	$0.05	$0.08	(37.5)%	$0.72	$0.91	(20.9)%

Net premiums written: While not a substitute for any GAAP measure of performance, net premiums written is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net premiums written are the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net premiums written are a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net premiums written for an insurance company consists of direct premiums written and reinsurance assumed, less reinsurance ceded. Net premiums earned is calculated on a pro rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of premiums written applicable to the unexpired term of insurance policy in force. The difference between net premiums earned and net premiums written is the change in unearned premiums and change in prepaid reinsurance premiums.

Net Premiums Earned Reconciliation
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Ratios)	2017	2016	Change %	2017	2016	Change %
Premiums:
Net premiums earned	$259,563	$253,487	2.4%	$513,435	$494,785	3.8%
Less: change in unearned premiums	(35,310)	(39,850)	11.4%	(58,542)	(60,851)	3.8%
Less: change in prepaid reinsurance premiums	126	41	207.3%	185	362	(48.9)%
Net premiums written	$294,747	$293,296	0.5%	$571,792	$555,274	3.0%

Supplemental Tables

Financial Highlights
	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands, Except Per Share Data and Ratios)	2017	2016	Change %	2017	2016	Change %
Revenue Highlights
Net premiums earned	$259,563	$253,487	2.4%	$513,435	$494,785	3.8%
Net investment income	24,610	24,507	0.4%	49,645	46,731	6.2%
Total revenues	286,979	279,773	2.6%	570,038	545,458	4.5%
Income Statement Data
Net income	2,958	3,114	(5.0)%	22,894	25,541	(10.4)%
After-tax net realized investment gains	1,742	1,037	68.0%	4,312	2,373	81.7%
Operating income(1)	$1,216	$2,077	(41.5)%	$18,582	$23,168	(19.8)%
Diluted Earnings Per Share Data
Net income	$0.12	$0.12	—%	$0.89	$1.00	(11.0)%
After-tax net realized investment gains	0.07	0.04	75.0%	0.17	0.09	88.9%
Operating income(1)	$0.05	$0.08	(37.5)%	$0.72	$0.91	(20.9)%

Catastrophe Data
Pre-tax catastrophe losses	$28,336	$35,524	(20.2)%	$38,061	$39,866	(4.5)%
Effect on after-tax earnings per share	0.72	0.90	(20.0)%	0.96	1.01	(5.0)%
Effect on combined ratio	11.6%	15.3%	(24.2)%	7.9%	8.8%	(10.2)%

Favorable reserve development experienced on prior accident years	$16,256	$2,460	NM	$41,202	$26,362	56.3%

Combined ratio	107.2%	104.8%	2.3%	102.0%	98.7%	3.3%
Return on equity				4.8%	5.6%	(13.3)%
Cash dividends declared per share	$0.28	$0.25	12.0%	$0.53	$0.47	12.8%
Diluted weighted average shares outstanding	25,624,686	25,795,476	(0.7)%	25,752,525	25,629,577	0.5%
(1) Operating income is a non-GAAP financial measure of net income. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of operating income to net income.
NM = Not meaningful

Consolidated Income Statement
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2017	2016	2017	2016
Revenues
Net premiums written(1)	$294,747	$293,296	$571,792	$555,274
Net premiums earned	$259,563	$253,487	$513,435	$494,785
Investment income, net of investment expenses	24,610	24,507	49,645	46,731
Net realized investment gains	2,680	1,596	6,634	3,651
Other income	126	183	324	291
Total Revenues	$286,979	$279,773	$570,038	$545,458

Benefits, Losses and Expenses
Losses and loss settlement expenses	$197,698	$180,412	$365,321	$322,540
Increase in liability for future policy benefits	5,281	16,002	13,860	28,554
Amortization of deferred policy acquisition costs	53,093	52,585	105,227	102,816
Other underwriting expenses	26,201	24,772	51,091	51,525
Interest on policyholders’ accounts	4,651	5,138	9,395	10,385
Total Benefits, Losses and Expenses	$286,924	$278,909	$544,894	$515,820

Income before income taxes	55	864	25,144	29,638
Federal income tax expense (benefit)	(2,903)	(2,250)	2,250	4,097
Net income	$2,958	$3,114	$22,894	$25,541
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.

Consolidated Balance Sheet
	June 30, 2017	December 31, 2016
(In Thousands)
Total invested assets:
Property and casualty segment	$1,836,736	$1,771,783
Life insurance segment	1,492,192	1,493,877
Total cash and investments	3,459,349	3,376,513
Total assets	4,197,412	4,054,738
Future policy benefits and losses, claims and loss settlement expenses	$2,510,333	$2,474,399
Total liabilities	3,234,824	3,112,874
Net unrealized investment gains, after-tax	$160,048	$133,892
Total stockholders’ equity	962,588	941,884

Property and Casualty Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands, Except Ratios)	2017	2016	2017	2016
Revenues
Net premiums earned	$245,222	$232,282	$481,666	$452,507
Investment income, net of investment expenses	12,184	11,618	24,769	20,990
Net realized investment gains	1,081	966	3,330	2,703
Total Revenues	$258,487	$244,866	$509,765	$476,200

Benefits, Losses and Expenses
Losses and loss settlement expenses	$188,596	$173,128	$345,148	$306,265
Amortization of deferred policy acquisition costs	51,398	50,563	101,859	98,976
Other underwriting expenses	22,824	19,803	44,083	41,422
Total Benefits, Losses and Expenses	$262,818	$243,494	$491,090	$446,663

Income (loss) before income taxes	$(4,331)	$1,372	$18,675	$29,537
Federal income tax expense (benefit)	(4,440)	(2,063)	(18)	4,082
Net income	$109	$3,435	$18,693	$25,455

GAAP combined ratio:
Net loss ratio - excluding catastrophes	65.3%	59.2%	63.8%	58.9%
Catastrophes - effect on net loss ratio	11.6	15.3	7.9	8.8
Net loss ratio	76.9%	74.5%	71.7%	67.7%
Expense ratio	30.3	30.3	30.3	31.0
Combined ratio	107.2%	104.8%	102.0%	98.7%

Life Insurance Financial Results
	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2017	2016	2017	2016
Revenues
Net premiums earned	$14,341	$21,205	$31,769	$42,278
Investment income, net of investment expenses	12,426	12,889	24,876	25,741
Net realized investment gains	1,599	630	3,304	948
Other income	126	183	324	291
Total Revenues	$28,492	$34,907	$60,273	$69,258

Benefits, Losses and Expenses
Losses and loss settlement expenses	$9,102	$7,284	$20,173	$16,275
Increase in liability for future policy benefits	5,281	16,002	13,860	28,554
Amortization of deferred policy acquisition costs	1,695	2,022	3,368	3,840
Other underwriting expenses	3,377	4,969	7,008	10,103
Interest on policyholders’ accounts	4,651	5,138	9,395	10,385
Total Benefits, Losses and Expenses	$24,106	$35,415	$53,804	$69,157

Income (loss) before income taxes	$4,386	$(508)	$6,469	$101
Federal income tax expense (benefit)	1,537	(187)	2,268	15
Net income (loss)	$2,849	$(321)	$4,201	$86

Net Premiums Written by Line of Business
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(In Thousands)
Net Premiums Written(1)
Property and casualty insurance segment:
Commercial lines:
Other liability(2)	$87,446	$83,473	$169,753	$159,673
Fire and allied lines(3)	60,649	62,993	119,206	119,799
Automobile	73,287	64,730	139,951	118,612
Workers’ compensation	30,150	30,703	58,364	60,444
Fidelity and surety	7,731	7,789	13,772	13,258
Miscellaneous	534	509	979	966
Total commercial lines	$259,797	$250,197	$502,025	$472,752

Personal lines:
Fire and allied lines(4)	$11,240	$11,681	$20,703	$21,239
Automobile	7,160	6,622	14,001	13,021
Miscellaneous	325	300	609	576
Total personal lines	$18,725	$18,603	$35,313	$34,836
Reinsurance assumed	1,886	3,294	2,686	5,415
Total property and casualty insurance segment	280,408	272,094	540,024	513,003
Total life insurance segment	14,339	21,202	31,768	42,271
Total	$294,747	$293,296	$571,792	$555,274
(1) Net premiums written is a non-GAAP financial measure of net premiums earned. See Definitions of Non-GAAP Information and Reconciliations to Comparable GAAP Measures for a reconciliation of net premiums written to net premiums earned.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Three Months Ended June 30,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$76,215	$10,711	14.1%	$71,454	$35,303	49.4%
Fire and allied lines	54,419	64,335	118.2	56,012	52,758	94.2
Automobile	61,497	72,778	118.3	52,544	44,848	85.4
Workers' compensation	27,222	15,583	57.2	25,660	19,690	76.7
Fidelity and surety	5,714	376	6.6	5,316	(423)	(8.0)
Miscellaneous	537	120	22.3	450	113	25.1
Total commercial lines	$225,604	$163,903	72.7%	$211,436	$152,289	72.0%

Personal lines
Fire and allied lines	$10,782	$15,639	145.0%	$11,090	$12,531	113.0%
Automobile	6,674	8,141	122.0	6,216	6,335	101.9
Miscellaneous	287	17	5.9	270	412	152.6
Total personal lines	$17,743	$23,797	134.1%	$17,576	$19,278	109.7%
Reinsurance assumed	$1,875	$896	47.8%	$3,270	$1,561	47.7%
Total	$245,222	$188,596	76.9%	$232,282	$173,128	74.5%

Net Premiums Earned, Losses and Loss Settlement Expenses and Loss Ratio by Line of Business
Six Months Ended June 30,	2017			2016
		Net Losses			Net Losses
		and Loss			and Loss
	Net	Settlement	Net	Net	Settlement	Net
(In Thousands, Except Ratios)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$150,295	$22,761	15.1%	$140,788	$68,664	48.8%
Fire and allied lines	109,938	110,893	100.9	108,052	86,737	80.3
Automobile	119,218	134,185	112.6	101,995	87,067	85.4
Workers' compensation	51,705	32,212	62.3	50,243	31,334	62.4
Fidelity and surety	11,611	692	6.0	10,510	(476)	(4.5)
Miscellaneous	915	167	18.3	839	318	37.9
Total commercial lines	$443,682	$300,910	67.8%	$412,427	$273,644	66.3%

Personal lines
Fire and allied lines	$21,570	$22,284	103.3%	$21,808	$18,836	86.4%
Automobile	13,153	14,659	111.4	12,300	10,544	85.7
Miscellaneous	566	(70)	(12.4)	531	595	112.1
Total personal lines	$35,289	$36,873	104.5%	$34,639	$29,975	86.5%
Reinsurance assumed	$2,695	$7,365	NM	$5,441	$2,646	48.6%
Total	$481,666	$345,148	71.7%	$452,507	$306,265	67.7%
NM = Not Meaningful